CONTACT: Roni Imbeaux News Release Vice President, Finance and Investor Relations 404-407-1104 rimbeaux@cousins.com COUSINS PROPERTIES COMPLETES SALE OF HEARST TOWER TO TRUIST ATLANTA (March 31, 2020) — Cousins Properties (NYSE: CUZ) announced today that it has completed the sale of Hearst Tower, its 966,000 square foot office tower in Uptown Charlotte, to Truist Financial Corporation for a gross price of $455.5 million. The terms of this transaction did not change from those originally announced on December 11, 2019. "Cousins is proud to have partnered with Truist as the bank establishes its corporate headquarters in Charlotte,” said Colin Connolly, President and Chief Executive Officer of Cousins Properties. “After the completion of this sale, Cousins continues to own a large portfolio of trophy office assets in Charlotte and looks forward to future opportunities to create value for our shareholders in this core Sun Belt city.” About Cousins Properties Cousins Properties is a fully integrated, self-administered and self-managed real estate investment trust (REIT). The Company, based in Atlanta, GA and acting through its operating partnership, Cousins Properties LP, primarily invests in Class A office towers located in high-growth Sun Belt markets. Founded in 1958, Cousins creates shareholder value through its extensive expertise in the development, acquisition, leasing and management of high-quality real estate assets. The Company has a comprehensive strategy in place based on a simple platform, trophy assets and opportunistic investments. For more information, please visit www.cousins.com.